Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pioneer Energy Services Corp.:
We consent to the use of our reports dated February 13, 2013, with respect to the consolidated balance sheets of Pioneer Energy Services Corp. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.
/s/ KPMG LLP
San Antonio, Texas
May 21, 2013